EXHIBIT 99.1


NETRO ANNOUNCES COMPLETION OF THE ACQUISITION OF FIXED WIRELESS ASSETS FROM AT&T WIRELESS

San Jose, California, February 13, 2002 - Netro Corporation (NASDAQ: NTRO), a leading provider of broadband fixed wireless access networks, today announced that it has completed the acquisition of AT&T Wireless' fixed wireless development team, a license to intellectual property, equipment and proprietary software assets. The technology was originally developed under the code name "Angel". The Netro business unit developing the Angel product will remain in Redmond, Washington, in a Netro facility.

"We are very enthusiastic about adding the Angel team and product to our company" said Gideon Ben- Efraim, Chairman and CEO of Netro Corporation. "With the addition of the Angel product we can become a one stop shop for all the point to multipoint licensed-band broadband fixed wireless needs of our customers".

Under the terms of the agreement, Netro paid AT&T Wireless $ 16 million in cash and 8.2 million Netro shares, reflecting a holding of approximately 13.5 % of Netro's outstanding common stock. In connection with this transaction, Lewis Chakrin Executive Vice President, Corporate Strategy and Planning at AT&T Wireless, will be joining Netro's Board of Directors.

Upon the closing, 123 AT&T Wireless employees became Netro employees, including John Saw, who was appointed senior vice president engineering for Angel Products and is acting as general manager of the Redmond facility.

About Netro Corporation
Netro Corporation (NASDAQ: NTRO) is a leading provider of fixed broadband wireless access systems used by telecommunications service providers to deliver voice and high-speed data services to customers worldwide. Netro's vision is to provide breakthrough technology packaged in a carrier-class, practical solution that enables quick service delivery and efficient use of capital. Netro offers one of the industry's broadest range of low and high frequency products for business and residential, access and backhaul infrastructure needs, with one of the widest set of licensed frequencies for point to multipoint- 1.9 to 39 GHz. The Company's products have an impressive track record of performance and stability worldwide.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the ability to timely adopt the Angel product for the international marketplace, achieving revenues from the Angel product in the second half of 2002, and Netro's ability to manufacture and sell the Angel

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product on a cost-effective basis. We expressly disclaim any responsibility to update any projections contained herein. Further information regarding these and other risks is included in Netro's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and in its other filings with the Securities and Exchange Commission.


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Contacts:

Rowan Benecke
PR21, for Netro
415.369.8102
rowan.benecke@pr21.com


Sanjay Khare
Chief Financial Officer
Netro Corporation
408.216.1571
sanjayk@netro-corp.com